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                                                                    (Exhibit 23)


                        Accountants' Consent and Report
                        -------------------------------
                       on Financial Statement Schedules
                       --------------------------------


The Board of Directors
Americold Corporation:


The audits referred to in our report dated May 26, 1995, except for Notes 15 and 16 which are as of June 30, 1995, included the related financial statement schedule as of the last day of February 1995, and for each of the years in the three-year period ended the last day of February 1995, included in the Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the headings "Experts" and "Selected Consolidated Financial and Other Information" in the Prospectus. Our report refers to changes in accounting for income taxes and postretirement benefits other than pensions.

                                       /s/ KPMG PEAT MARWICK LLP

Portland, Oregon

March 8, 1996